Tidal ETF Services 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 259 and No. 260, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated February 27, 2025 on the financial statements and financial highlights of RPAR Risk Parity ETF and UPAR Ultra Risk Parity ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 25, 2025